Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

February 28, 2017

Shell Midstream Partners, L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $300,000,000 (the “Common Units”) pursuant to that certain Amended and Restated Equity Distribution Agreement dated February 28, 2017 (the “Distribution Agreement”) by and among the Partnership, on the one hand, and the several managers named therein, on the other. As of the date hereof, $25,500,000 Common Units have been issued and sold under the Distribution Agreement and Common Units having an aggregate gross sales price of $274,500,000 remain authorized for issuance and sale (such available Common Units, the “Units”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-208932) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was declared effective by the Commission on March 2, 2016; (ii) the prospectus included in the Registration Statement dated March 2, 2016 (the “Base Prospectus”); (iii) the Prospectus Supplement dated March 2, 2016 (the “Prospectus Supplement”), (iv) the Prospectus Supplement No. 2 dated February 28, 2017 (together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”); (v) the Distribution Agreement; (vi) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and (vii) the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that all Units will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that any certificates for the Units will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Partnership.

Shell Midstream Partners, L.P.	- 2 -	February 28, 2017

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units have been duly authorized and, when issued and delivered by the Partnership against payment therefor in accordance with the Distribution Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Delaware LP Act and the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.